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                                                                   EXHIBIT 10.15

                                February 17, 1999


Mr. Paul Herchman
201 Oakmont
Trophy Club, TX 76262

Dear Paul:

         This letter sets forth the terms and conditions of the agreement (this "Agreement") made as of the date hereof, by and between you and Medical Alliance, Inc., a Texas corporation, its predecessors, affiliates, subsidiaries, successor and assigns (collectively referred to hereinafter as "MAI"). Notwithstanding anything herein to the contrary, this Agreement shall only become effective upon the consummation of a merger (the "Merger") of MAI with and into Diagnostic Health Services, Inc., or any of its subsidiaries (collectively, "DHS").

         In consideration of the promises, covenants and obligations set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, you and MAI agree as follows:

         1. Effective as of the closing of the Merger (the "Closing"), you hereby agree that you will be deemed to have resigned as the Chief Executive Officer of MAI, and you shall be deemed to have accepted the position of President of the Office Division of MAI. You shall remain employed as the President of the Office Division of MAI for a six (6) month period immediately following the Closing (the "Employment Term"). In addition, during the Employment Term, you shall receive your current monthly salary of $16,666.67 and all employee benefits (including, without limitation, health, life and disability benefits, auto allowance and expenses reimbursement) you currently receive under your Employment Agreement with the Company, dated as of January 1, 1994, as amended (the "Employment Agreement"), and you will also be entitled to receive two-weeks paid vacation.

         2. For a two year period commencing immediately upon the expiration of the Employment Term (the Severance Term"), you will receive monthly payments, payable on the first day of each month, equal to $16,666.67 for an aggregate of $400,000 (the "Severance Payments"), subject to Item 9 below. During the Severance Term, you agree that, to the extent you have time available, you will, at MAI's request, assist MAI in such capacity as the Chief Executive Officer of DHS may from time to time reasonably request, and as mutually agreed to by you. In addition, during the Severance Term, you shall receive all employee benefits (including, without limitation) health, life and disability benefits) you currently receive under the Employment



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               Agreement, as if you continued to be employed by MAI (provided, however, that if any employee benefit plan providing such coverage excludes the continued participation of you or any of your dependents or beneficiaries, then MAI shall arrange to provide to you or such eligible dependents or beneficiaries substantially similar benefits, at MAI's cost). In addition, during the Severance Term, you shall be entitled to be reimbursed for all expenses incurred by you on behalf of MAI, as requested by MAI.

         3. At the Closing, you will receive a bill of sale whereby MAI shall transfer to you your current office couch, chairs, bookshelf, coffee table, desk table, computer and facsimile machine at no charge to you.

         4. After the Closing, upon receipt of invoices from your counsel, MAI shall pay to you up to $2,700 in legal fees you incur with regard to the transactions contemplated by this Agreement.

         5. You, for yourself, and for your heirs and assigns, do hereby fully and finally release and covenant not to sue MAI, its officers, directors, employees, shareholders, agents, affiliates, successors, predecessors and assigns (collectively referred to hereinafter as the "Releasees"), from all claims, damages, actions, liabilities, responsibilities, causes of action based on or arising out of your employment relationship with MAI prior to the date hereof. Notwithstanding the foregoing covenant not to sue, you shall be entitled to sue MAI to enforce your rights and benefits under this Agreement, and this Agreement shall not waive or release any rights you may have to (i) non-forfeitable benefits under any MAI benefit plans; (ii) convert any group benefits under any MAI sponsored employee benefit plans to individual coverage, to the extent any such plan allows such conversion; or (iii) continue coverage under any MAI medical plan pursuant to Part 6 of Title I of the Employee Retirement Income Security of 1974, as amended. You covenant and warrant that you are the holder of any such claim(s) and have not assigned to transferred any such claim(s) or interest therein to any person or entity.

         6. MAI and you agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory, or otherwise) and/or disagreements arising between them, concerning the interpretation or application of this Agreement. Such arbitration shall take place in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). MAI and you agree that a judgment of the United States District Court for the Northern District of Texas, Dallas Division may be entered upon the award made pursuant to any such arbitration. MAI and you agree that this arbitration provision has been included to rapidly and inexpensively resolve any disputes between you and MAI, and that, this arbitration provision shall be grounds for dismissal of any

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               court action commenced by either party, other than
               post-arbitration actions seeking to enforcement an arbitration award.

         7. MAI, on its behalf and on behalf of its affiliates, subsidiaries, successors and assigns hereby release you from any and all claims arising out of your employment with MAI prior to the date hereof, and the performance of (or a failure to perform) your duties as an employee of MAI prior to the date hereof.

         8. If MAI issues a press release regarding any of the matters described therein, MAI shall submit the form thereof to you for comments, although no approval shall be required (it being the intent of MAI to accommodate your comments to the extent possible).

         9. Reference is hereby made to the Agreement to Purchase Stock, dated September 11, 1998 (the "Purchase Agreement"), by and among you, MAI and Chase Bank of Texas, National Association ("Bank"). If, at the time of payment of any Severance Payment, the amount owing under the Note (as defined in the Purchase Agreement) is greater than the amount of the remaining Severance Payments (including the Severance Payment which then is to be made), then MAI shall pay such Severance Payment to Bank on behalf of you in order to pay-down the Note, with such payment constituting a payment to you of such Severance Payment. MAI agrees not to voluntarily purchase any of the Pledged Stock (as defined in the Purchase Agreement), as permitted in the last sentence of Section 1 of the Purchase Agreement, on or prior to March 1, 2000.

         It is the desire and intent of you and MAI that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject matter, to the extent allowable by law such provisions will be construed by limiting and reducing them as to be enforceable to the maximum extent compatible with applicable law.

         You further acknowledge and reaffirm that you are bound by the terms and conditions of the nondisclosure of confidential information and noncompetition provisions contained in the Employment Agreement (the "Noncompetition and Confidentiality Provisions").

         This Agreement is not to be construed as an admission of liability by either you or MAI. Both you and MAI expressly deny any liability whatsoever to the other, and this Agreement will not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing of any kind by one of us against the other.

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         You covenant and warrant that you have read and understand all of the terms and conditions of the Agreement and that you are voluntarily entering into this Agreement of your own free will. You also represent and acknowledge that you have been advised by MAI, in writing through this Agreement, to consult with an attorney of your choice prior to signing this Agreement.

         This Agreement will be construed, interpreted and enforced in accordance with the laws of the State of Texas.

         This Agreement is the final and complete agreement between you and MAI with respect to the subject matter hereof, and supersedes and replaces all other agreements, arrangements or understandings between the parties whether oral or written with respect to the subject matter hereof (including, without limitation, the Employment Agreement), with the sole exception of the Noncompetition and Confidentiality Provisions. No modifications, alterations or amendments to this Agreement will be valid unless made in writing and signed by you and MAI.

         If you are in agreement with the terms and conditions set forth above, please sign in the space provided below and return this letter to me. A copy of this letter has been provided for your files. Once this Agreement has been signed by both parties, you will have seven (7) days from the date of signature to rescind this Agreement by written notice to MAI (if so rescinded, this Agreement will become null and void).


                                       MEDICAL ALLIANCE, INC.



                                       By: /s/ G. HILL
                                          --------------------------------------
                                       Its: President and COO
                                           -------------------------------------






AGREED TO AND ACCEPTED
as of the date first set forth above


/s/ PAUL HERCHMAN
-----------------------------------
   Paul Herchman

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